Exhibit 99.2

CFO Commentary on Third-Quarter 2013 Results

Summary

The third quarter 2013 results compared to last year’s third quarter were as follows:

•	Revenue of $317.2 million rose 6.3% from $298.5 million

•	Gross margin of 21.1% declined 0.9 points from 22.0%

•	Operating income of $4.3 million was down 39.2% from $7.0 million

•	Net loss applicable to common shares of ($12.2) million was up from a net loss of ($52.1) million

•	*Adjusted net income applicable to common shares increased slightly to $1.0 million from $0.9 million

•	Net loss per diluted common share of ($0.19) was up from ($2.74)

•	*Adjusted net income per diluted common share of $0.02 was down from $0.05

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying today’s earnings release.

Revenue

Revenue of $317.2 million was up 8.1% sequentially and up 6.3% from a year ago. Revenue growth was driven by increases in volume and the inclusion of Metl-Span for the full period (13 weeks) as compared to only a partial period (6 weeks) in the prior year. This growth was offset by declining prices due to the pass-through of lower steel costs and competitive pricing pressure. The impact of lower steel prices reduced revenue by an estimated $16 million.

•	Coaters third-party revenue of $23.0 million increased by 19% with third-party volumes up by 15% versus last year’s third quarter results

•	Components third-party revenue of $140.4 million increased by 17% with third-party volumes up by 11% compared to last year’s third quarter

•	Buildings third-party revenue of $153.7 million decreased by 3% with third-party volumes up by 4% versus the comparable quarter last year

1

Gross Margin

Gross profit grew to $67.0 million, up $6.2 million from the second quarter, and up $1.5 million from a year ago. Gross margin of 21.1% was up 0.4 points from the second quarter, and down 0.9 points from a year ago.

Gross Margin Reconciliation: Q3’12 to Q3’13 (22.0% to 21.1%, down 0.9 points)
[note: point attributions are approximate]

•	- 0.5 points:	Lower pricing driven by competitive market pressure and pass through of lower steel costs

•	- 0.5 points:	Low initial leverage on new operating facilities: Middletown coating facility and Mattoon Insulated panel plant

•	- 0.3 points:	Integration costs for Metl-Span

•	+ 0.4 points:	Improved operating leverage in all three divisions on higher volumes processed

ESG&A Expenses

ESG&A expenses were $62.8 million, flat from the second quarter, and up $7.2 million from a year ago. The increase in ESG&A expenses over the prior year is attributable to the following:

•	~$3.9 million related to the inclusion of Metl-Span for the full period, compared to a partial period last year

•	~$2.3 million in increased expenditures related to growth initiatives (Middletown coating facility, Mattoon Insulated panel plant, and enhancements and expansions of our distribution channels, marketing effectiveness and customer responsiveness). Of this amount, $1.6 million was in the Components division

•	~$1.3 million related to the non-cash amortization of stock compensation awards

Other Income Statement Items

As previously disclosed, we completed the re-financing of our term loan facility during the third quarter, significantly reducing our future interest expense. In connection with the refinance, we incurred debt extinguishment charges of $21.5 million, of which $17.6 million were non-cash charges resulting from writing-off the previous deferred debt issuance costs and debt issuance discount.

Diluted Shares

As previously disclosed, all of the outstanding shares of Series B Convertible Preferred Stock were converted into common shares during the third quarter. These shares are now included in our weighted average shares outstanding for purposes of computing earnings per share. We now have approximately 74.8 million shares of common stock outstanding. On a weighted average basis, considering the conversion date of May 14, 2013, our weighted average diluted common shares outstanding for the third quarter were 64.2 million shares.

2

Q4 2013 Outlook

The following are our current expectations for certain financial items for our fiscal fourth quarter:

ESG&A Expenses

We expect our ESG&A expenses to range between $66 million and $68 million.

Interest Expense

We expect our Interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $3.3 million and $3.5 million.

Effective Tax Rate

We expect our tax rate for the fourth quarter to range between 38% and 40%. However, due to the debt extinguishment charge, which significantly reduced our taxable income, our effective tax rate will continue to be volatile as slight changes in earnings will have an outsized impact on the effective tax rate.

Diluted Shares

In the fourth quarter, we expect that our fully diluted share count used in calculating our earnings per share will be approximately 75.7 million and for the full fiscal year 2013 our weighted average number of diluted shares will be about 44.8 million.

Balance sheet and Cash Flow Items

As previously announced, our 2013 full-year capital expenditures are expected to range between $27 million and $30 million, which includes the integration, enhancement and expansion of our product lines and operations across all three of our business segments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 28, 2012, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

###

3